Exhibit 10.78
FORM OF 409A LETTER AMENDMENT TO OFFICERS’ SEVERANCE, CHANGE IN
CONTROL AND EMPLOYMENT AGREEMENTS
Addendum to Severance and Change in Control Provisions
Pursuant to the Letter of Amendment, dated December 17, 2008, the Company and [___] (“Executive” or “you”) hereby agree to the following amendments to your severance agreement dated [___], (the “Severance Agreement”), your change in control agreement, dated [___] (the “Change in Control Agreement”), and your offer letter dated [___] (the “Offer Letter”, and together with the Severance Agreement and Change in Control Agreement, the “Agreements”):
•    For the purposes of the Agreements, the definition of “Good Reason” shall be as follows to attempt to fit that definition within a safe harbor provision of Section 409A and the rules and regulations promulgated thereunder:
“Good Reason” shall mean the occurrence, without Executive’s written consent, of one or more of the following events: (i) the Company materially decreases Executive’s responsibilities, or (ii) the Company materially breaches the terms of this Agreement; provided that no such event shall constitute Good Reason hereunder unless (a) Executive shall have given written notice to the Company of Executive’s intent to resign for Good Reason within 30 days after Executive becomes aware of the occurrence of any such event (specifying in detail the nature and scope of the event), (b) such event or occurrence shall not have been cured within 30 days of the Company’s receipt of such notice, (c) any Termination by Executive for Good Reason following such 30 day cure period must occur no later than the date that is 30 days following the expiration of such 30 day cure period.”
•    For the purposes of the Agreements, any reimbursable business expense amounts shall be made in accordance with applicable Treasury regulations and shall be paid on or before the last day of your taxable year following the taxable year in which you incurred the expenses. In addition, these reimbursable expenses will not affect such amounts provided in any other taxable year, and your right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit. Such provision shall be inserted into the Agreements as follows:
“Payments Upon Termination. Upon termination of Executive’s employment for any reason, the Company shall pay Executive (i) his Base Salary earned but not yet paid for services rendered to the Company on or prior to the date on which the Employment Period ends, (ii) any accrued but unused vacation days, (iii) any incurred but unpaid reimbursable business expenses and other insurance related reimbursable expenses, and (iv) any amounts required under the Company’s Employee Stock Purchase Plan (or successor plans). Any reimbursement for expenses payable under subsection (iii) shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses; provided, however, Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.”
•    Amend the provisions of the Agreements to require that you sign a release within a defined period of time in order to receive his severance for termination without cause or his resignation for good reason. Such provision shall be inserted into the Agreements as follows:
“Termination by the Company Without Cause or Termination by Executive for Good Reason. Provided that Executive is in compliance with his obligations under his Proprietary Information and Inventions Agreement with the Company, in the event Executive’s employment is terminated by the Company Without Cause or by Executive for Good Reason, the Company shall (i) pay Executive any annual bonus payable for services rendered in any annual bonus period for the year which had been completed in its entirety prior to the date on which the Employment Period ends and that had not previously been paid, provided, however, it is the Company’s intent that any such annual bonus shall be evaluated by the Board, and if applicable, paid, no later than December 31 of the calendar year following the calendar year to which such annual bonus relates, (ii) continue to make Base Salary payments for (A) a period 6 months following such termination of employment if the termination occurs on or before the third anniversary of the date on which Executive commenced employment with the Company, or (B) a period 12 months following such termination of employment if the termination occurs after such third anniversary date (the period of time such payments are provided, the “Severance Period”), payable over such 6 month or 12 month period, as the case may be, on the regular payroll dates of the Company in accordance with the Company’s payroll practices as in effect on such termination date, and subject to applicable tax withholding. Such continued Base Salary payments shall commence upon the first payroll date following the effective date of the Release Agreement, and the first continued Base Salary payment shall cover the period between the termination date and such payment, provided, however, no amount shall be paid pursuant to this section unless, on or prior to the fifty-fifth (55th) day following the date of the Executive’s Separation from Service (as defined in the section entitled “Section 409A Payment Delay” below), Executive has executed an effective Release Agreement and any applicable revocation period has expired. Each installment payment made pursuant to this section shall be considered a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)).”
•    Amend the definition of “Change in Control” in the Agreements relating to cash severance to comply with the definition contained in Section 409A and the rules and regulations promulgated thereunder. The foregoing amendment applies only to cash severance payments. Your potential option acceleration is still governed by the definition of change in control in your Change in Control Agreement. As amended, the definition of “Change in Control” as applied to cash severance payments in the Agreements shall mean as follows:
“Cash Severance Upon Termination Without Cause or for Good Reason. (a) Subject to the section entitled “Section 409A Payment Delay” below, in the event a Change in Control which is also a Cash Severance Change in Control (as defined below) occurs, and Executive’s employment with the Company is terminated by the Company Without Cause or by Executive for Good Reason at any time within the three (3) month period before the date of such Cash Severance Change in Control or during the twelve (12) month period following the date of such Cash Severance Change in Control, Executive will receive severance compensation equal to the sum of (i) an amount equal to his highest Base Salary in the calendar year in which the Cash Severance Change in Control occurs, plus (ii) an amount equal to his target bonus as established by the Board or its Compensation Committee for the year during which the termination takes place (or if such target bonus has not yet been established, the target bonus for the prior year), payable in accordance with Section (b) below.
     For purposes of this Section (a), “Cash Severance Change in Control” shall mean and include the following:
     (i) the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d) and 14(d) of the Exchange Act and the rules thereunder) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent 50% or more of the combined voting power of the Company’s then outstanding voting securities, other than:
          (x) an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company,
          (y) an acquisition of voting securities by the Company or a corporation owned, directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the stock of the Company; or
          (z) in a public offering of the Company’s securities.
     (ii) A change in the composition of the Board occurring within a twelve (12) month period, as a result of which a majority of the incumbent directors are replaced by directors whose appointment or election is not endorsed by a majority of the incumbent directors before the date of the appointment or election; or
     (iii) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets (provided, the sale of assets does not constitute a related party transfer as set forth in Treasury Regulation §1.409A-3(i)(5)(viii)(B)), in each case other than a transaction which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”) directly or indirectly, at least fifty percent (50%) of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
     For purposes of subsection (i) of this definition of “Change in Control,” the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of the Company’s shareholders, and for purposes of subsection (iii) of the definition of “Change in Control,” the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of the Company’s shareholders.
(b) Payment Administration. Subject to the section entitled “Section 409A Payment Delay” below, the severance payment under Section (a) shall be made in a single lump sum on the release effective date of the Release Agreement referenced in the section entitled “Termination by the Company Without Cause or Termination by Executive for Good Reason” above ; provided, however, no amount shall be paid pursuant to this Section (b) unless, on or prior to the fifty-fifth (55th) day following the later of (i) the Executive’s Separation from Service or (ii) the effective date of a Cash Severance Change in Control occurring within three months following Executive’s Separation from Service, Executive has executed an effective Release Agreement and any applicable revocation period has expired. Payments under Section 3(a) shall be in addition to the payments under the section entitled “Termination by the Company Without Cause or Termination by Executive for Good Reason” above, but shall be in lieu of, and not in addition to, the payment of any cash severance payments that Executive may otherwise be entitled to under the terms of the Agreements.”
•    For the purposes of the Agreements, unless an exemption applies, separation pay made to specified employees of public companies must generally be made no earlier than six (6) months following their separation from service. Notwithstanding the foregoing changes designed to exempt your severance compensation from Section 409A of the Code, should the Company determine that any provision of the Agreements results in an event deemed as non-qualified deferred compensation under Section 409A and the rules and regulations promulgated thereunder, then the Company will delay paying the employee for six months or upon the earliest date permissible under Section 409A. The additional clarifying language stated immediately below is inserted into the Agreements in order to satisfy the Short-Term Deferral Exemption and to avoid the Six Month Delay Rule with respect to certain payments (e.g., generally bonus payments):
“Section 409A Payment Delay.
(a) Payment Delay. Notwithstanding anything herein to the contrary, to the extent any payments to Executive pursuant to the section entitled “Termination by the Company Without Cause or Termination by Executive for Good Reason” above or the section entitled “Cash Severance Upon Termination Without Cause or for Good Reason” above are treated as non-qualified deferred compensation subject to Section 409A of the Code, then (i) no amount shall be payable pursuant to such section unless Executive’s termination of employment constitutes a “separation from service” with the Company (as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto) (a “Separation from Service”), and (ii) if Executive, at the time of his Separation from Service, is determined by the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and the Company determines that delayed commencement of any portion of the termination benefits payable to Executive pursuant to this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code (any such delayed commencement, a “Payment Delay”), then such portion of the Executive’s termination benefits described in the section entitled “Termination by the Company Without Cause or Termination by Executive for Good Reason” above or the section entitled “Cash Severance Upon Termination Without Cause or for Good Reason” above, as the case may be, shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive’s Separation from Service, (B) the date of the Executive’s death or (C) such earlier date as is permitted under Section 409A. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to a Payment Delay shall be paid in a lump sum to Executive within 30 days following such expiration, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. The determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).
(b) Exceptions to Payment Delay. Notwithstanding Section (a), to the maximum extent permitted by applicable law, amounts payable to Executive pursuant to the section entitled “Termination by the Company Without Cause or Termination by Executive for Good Reason” above or the section entitled “Cash Severance Upon Termination Without Cause or for Good Reason” above, as the case may be, shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (with respect to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (with respect to short-term deferrals). Accordingly, the severance payments provided for in the section entitled “Termination by the Company Without Cause or Termination by Executive for Good Reason” above or the section entitled “Cash Severance Upon Termination Without Cause or for Good Reason” above are not intended to provide for any deferral of compensation subject to Section 409A of the Code to the extent (i) the severance payments payable pursuant to the section entitled “Termination by the Company Without Cause or Termination by Executive for Good Reason” above or the section entitled “Cash Severance Upon Termination Without Cause or for Good Reason” above, as the case may be, by their terms and determined as of the date of Executive’s Separation from Service, may not be made later than the 15th day of the third calendar month following the later of (A) the end of the Company’s fiscal year in which Executive’s Separation from Service occurs or (B) the end of the calendar year in which Executive’s Separation from Service occurs, or (ii) (A) such severance payments do not exceed an amount equal to two times the lesser of (1) the amount of Executive’s annualized compensation based upon Executive’s annual rate of pay for the calendar year immediately preceding the calendar year in which Executive’s Separation from Service occurs (adjusted for any increase during the calendar year in which such Separation from Service occurs that would be expected to continue indefinitely had Executive remained employed with the Company) or (2) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) for the calendar year in which Executive’s Separation from Service occurs, and (B) such severance payments shall be completed no later than December 31 of the second calendar year following the calendar year in which Executive’s Separation from Service occurs.
(c) Interpretation. To the extent the payments and benefits under this Agreement are subject to Section 409A of the Code, this Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations thereunder (and any applicable transition relief under Section 409A of the Code).”
•    For the purposes of the Agreements, any disability bonus payments that the Company is required to pay to the Executive shall be paid no later than December 31 of the calendar year following the calendar year to which such annual bonus relates. As amended, the definition of “disability” as used in the Agreements shall mean as follows:
“Death and Disability. In the event the Executive’s employment at the Company ends as a result of Executive’s death, this Agreement shall automatically terminate and Executive’s estate shall be entitled to receive (i) the amounts described in the section entitled “Payments Upon Termination” above, and (ii) any annual bonus payable for services rendered in any annual bonus period for the year which had been completed in its entirety prior to the date on which the Employment Period ends and that had not previously been paid. The bonus amount under clause (ii) will be payable to Executive’s estate when and if such annual bonuses would otherwise have been payable; provided, however, it is the Company’s intent that the bonus shall be evaluated by the Board, and, if applicable, paid, no later than December 31 of the calendar year following the calendar year to which such annual bonus relates In the event of Executive’s Disability, the Company shall have the right to terminate this Agreement and Executive’s employment immediately. Additionally, Executive shall be entitled to his annual bonus as described under clause (ii) above, except that the payments shall be to Executive and not his estate.”

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